UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2005

ORANGE 21 INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51071	33-0580186
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2070 Las Palmas Drive

Carlsbad, California 92009

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (760) 804-8420

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.              Other Events.

On March 7, 2005, Oakley, Inc. filed a complaint against the Registrant in the United States District Court, Central District of California (case SACV 05-219 AHS).  In its complaint, Oakley alleges that the sale of certain of the Registrant’s product styles constitutes patent infringement, trademark infringement, trade dress configuration infringement, false designation of origin, false description or representation of goods and/or unfair competition.   In its complaint, Oakley seeks the following: a determination that its asserted intellectual property rights are enforceable and that the Registrant has infringed such rights; an injunction, during the course of the lawsuit and thereafter, restraining the Registrant from certain activities alleged to infringe its rights; an assessment of damages against the Registrant for the alleged infringement (including treble damages for alleged intentional infringement); requiring the Registrant to destroy allegedly infringing products and materials; and recovery from the Registrant of its attorneys fees and costs.  The lawsuit has only recently commenced (for instance, the Registrant has not yet filed an answer to the complaint) and the Registrant presently has no estimate of any potential loss or range of loss with respect to the lawsuit or any estimate as to the potential costs of defending against the lawsuit.  However, the Registrant has reviewed the claims made by Oakley, believes them to be without merit and intends to vigorously defend against the lawsuit.  The Registrant previously issued a press release on March 7, 2005 with respect to the allegations set forth in the complaint.  A copy of the press release is attached as Exhibit 99.1.

Item 9.01.              Financial Statements and Exhibits.

                (c)  Exhibits.

Exhibit No.	Description

99.1	Press Release dated March 7, 2005.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 22, 2005	ORANGE 21 INC.

	By:	/s/ Barry Buchholtz
Barry Buchholtz
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated March 7, 2005.